November 10, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM NAMES NEW CEO AND TRANSITION OF BOARD CHAIRMAN

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM) today announced the appointment of Mark A. Borer to the position of president and chief executive officer. He has also been named to the Board of Directors of DCP Midstream GP, LLC.

In addition, DCP Midstream GP, LLC announced the transition of the Chairman of the Board position from Jim W. Mogg to Fred J. Fowler. This transition will occur after the release of the first quarter, 2007 earnings. Fowler is currently group executive and president, Duke Energy Gas. When Duke Energy’s existing natural gas business becomes a stand-alone, publicly traded company - targeted for Jan. 1, 2007 - Fowler will be president and CEO of the new stand alone gas business which will be called Spectra Energy Corp.

New CEO -- Mark Borer
Borer is currently group vice president, marketing and corporate development, Duke Energy Field Services, LLC (DEFS), one of the nation’s largest natural gas gatherers, the largest natural gas liquids (NGL) producer and one of the largest NGL marketers.

“I am pleased with the appointment of Mark to the position of president and CEO of DCP Midstream Partners,” said Jim Mogg, chairman. “He has extensive energy industry experience, and strong knowledge of master limited partnerships which he gained from his five years as a member of the board of directors at TEPPCO Partners, LP. In addition to having a full understanding of the unique attributes of master limited partnerships, Mark has been an executive in the midstream gas industry since 1999 and has a full understanding of the industry as well as many industry contacts. ”

Borer’s appointment is effective immediately.

Transition of Chairman of the Board
The transition of Jim Mogg, as Chairman of the Board of DCP Midstream GP, LLC to Fred Fowler will occur after the release of the first quarter, 2007 earnings.

“I have decided to depart the DCP Midstream board of directors, but I am extremely proud to have been a part of this company that has had strong earnings, increasing distributions to our unitholders and plans for continued growth,” said Mogg.

“The company has strong sponsorship in Duke Energy and ConocoPhillips and I am confident Fred Fowler will continue to pursue the company’s strategies of growth and delivering value to our unitholders,” he continued.

Mark Borer -- Biography
Borer began his career with DEFS in April 1999 as DEFS’ senior vice president, Southern division when the company acquired Union Pacific Fuels Inc. (UPFI). In that capacity, he was responsible for all commercial activities, business development, operations, and services for producers, markets and other suppliers in the Southern division. He was also responsible for all of DEFS’ downstream assets, and their trading and marketing activities. He was named executive vice president of marketing and corporate development in May 2002, and was named to his current position in 2004.

Prior to joining DEFS, he served as vice president, natural gas marketing for UPFI where he was responsible for overall management of UPFI’s wholesale gas marketing business, including gas trading, transportation, supply, and risk management and business development activities. He has also held various positions in sales, marketing, transportation, supply and regulatory affairs with UPFuels, Union Pacific Resources (UPR) and its predecessor, Champlin Petroleum.

Borer also served on the board of directors of TEPPCO Partners, LP, a NYSE-listed master limited partnership, from April 2000 until March 2005.

He received a Bachelor of Science degree in business administration from the University of Nebraska and earned a Master of Science degree in mineral economics from Colorado School of Mines.

Fred Fowler - Biography
Fowler joined Duke Energy in 1985 where he became general manager of subsidiary Panhandle Trading Company (PTC) and later vice president and general manager. He later moved to Panhandle Eastern Pipe Line Co., Trunkline Gas Co. and Texas Eastern Transmission Corp. where he held various positions including president of Trunkline, corporate vice president, marketing for PanEnergy, and president of Texas Eastern. He was named group vice president, PanEnergy Corp. in 1996.

He became group president, energy transmission for Duke Energy in 1997 and was named president and chief operating officer in November 2002. He was named to his current position in April 2006. When Duke Energy’s existing natural gas business becomes a stand-alone, publicly traded company, targeted for Jan. 1, 2007, Fowler will be president and CEO of the new stand alone gas business which will be called Spectra Energy Corp.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, LLC, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.